Exhibit 5.1

Consent of Manning Elliott LLP

We consent to the use in this Registration Statement on Form F-10 of our report, dated October 26, 2020, on the consolidated statements of financial position as at June 30, 2020 and 2019, and the consolidated statements of comprehensive loss, changes in equity and cash flows for the years then ended and the related notes comprising a summary of significant accounting policies and other explanatory information, which are included in this Registration Statement on Form F-10 being filed by Standard Lithium Ltd. with the United States Securities and Exchange Commission.

/s/ Manning Elliot LLP
Vancouver, Canada	Manning Elliott LLP CHARTERED PROFESSIONAL ACCOUNTANTS

September 10, 2021